Exhibit 10.6

Dated this     Day Of                       2024

Between

WESTLITE JUNIPER (MANDAI) PTE LTD

(Company Registration No. 201326189D)

... Landlord

And

JENERIC OFFSHORE PTE LTD

(Business/Company Registration No. 201112113W)

. Tenant

TENANCY AGREEMENT [NO.                                         (LO No.                                 )j

Block                                     11A   Jalan Tukang, Singapore 619267

Unit Numbers: _________________

THIS TENANCY AGREEMENT is made the day of           2024

BETWEEN: -

(1)	WESTLITE JUNIPER (MANDAI) PTE LTD (Company Registration No. 201326189D), a company incorporated in the Republic of Singapore and having its registered address at 45 Ubi Road 1 #05-01 Singapore 408696 (the “Landlord”);

AND

(2)	THE PARTY whose particulars are stated at Paragraph 1 of Schedule 1 (the “Tenant’).

THIS TENANCY AGREEMENT WITNESSETH as follows:

1.	INTERPRETATION

1.1	Definitions

In this Tenancy Agreement the following words and expressions shall where the context so admits have the following meanings:

“Building” means the building, particulars of which are stated at paragraph 2 of Schedule 1.

“Appliances” means the appliances provided by the Landlord, particulars of which are set out in paragraph 3(b)(ii) of Schedule 1.

“Demised Premises” means the premises described in Paragraph 2 of Schedule 1, excluding the exterior faces of external walls, the exterior faces of boundary walls and the roof.

“Deposit” means the sum deposited by the Tenant with the Landlord pursuant to clause 3.4.

“Furniture” means the furniture, fittings and domestic appliances now in or about the Demised Premises, particulars of which are found in the inventory List found in Schedule 2.

“Hire Charges” means the hire charges for the Appliances payable by the Tenant to the Landlord in accordance with paragraph 3(b)(ii) of Schedule 1.

“Interest” means interest at the rate of twelve percent (12%) per annum, calculated in accordance with clause 6.13.

“Landlord” includes its successors, assigns and all persons entitled to the reversion immediately expectant upon the determination of this Tenancy Agreement

“Permitted Occupier” means any person on the Demised Premises expressly with the Tenant’s authority as stipulated pursuant to the terms of clause 3.10.

“Rent” means the Rent payable by the Tenant in accordance with paragraph 3(a) of Schedule 1.

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Landlord	Tenant

“Service Charge” means the service charge and conservancy charges for the Furniture, utilities consumed in the Demised Premises, laundry services and services to the Common Property to be provided, managed or operated by the Landlord and payable by the Tenant to the Landlord in accordance with paragraph 3(b) of Schedule 1.

“Tenant’ includes, if the Tenant is an individual, his personal representatives and permitted assigns, or if the Tenant is a company, its successors in title and permitted assigns

“Term’ means the term granted by this Tenancy Agreement

1.2	Restrictions on the Tenant

In any case where the Tenant is placed under a restriction by reason of the covenants and conditions contained in this Tenancy Agreement, the restriction shall be deemed to include the obligation on the Tenant not to permit or allow the infringement of the restriction by any person claiming rights to use, enjoy or visit the Demised Premises through, under or in trust for the Tenant

1.3	Schedules and Annexures

The Schedules and Annexures hereto shall be taken, read and construed as part of this Tenancy Agreement and the provisions thereof shall have the same force and effect as if expressly set out in the body of this Tenancy Agreement

1.4	Headings

The clause and paragraph headings in this Tenancy Agreement are for ease of reference only and shall not be taken into account in the construction or interpretation of any covenant, condition or proviso to which they refer.

1.5	Singular and Plural

Words in this Tenancy Agreement importing the singular meaning shall where the context so admits include the plural meaning and vice versa.

1.6	Joint and Several Obligations

Where two or more persons are included in the term the “Tenant” all covenants, agreements, terms, conditions and restrictions shall be binding on and applicable to them jointly and each of them severally, and shall also be binding on and applicable to their personal representatives and permitted assigns respectively jointly and severally.

2.	DEMISE

In consideration of the Rent and the covenants reserved and hereinafter contained, the Landlord HEREBY DEMISES unto the Tenant ALL the Demised Premises (together with the Furniture) in the Building TO HOLD the Demised Premises unto the Tenant for the Term with effect from the Commencement Date set out in paragraph 4(a) of Schedule 1 and expiring on the Expiry Date set out in paragraph 4(b) of Schedule 1, YIELDING AND PAYING THEREFOR without any deduction, set-off, withholding or counterclaim, the Rent in accordance with paragraph 3(a) of Schedule 1. The Rent shall be payable in the manner set out in paragraph 3(c) of Schedule 1.

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Landlord	Tenant

3.	TENANT’S COVENANTS

The Tenant covenants with the Landlord as follows:

3.1	Rent, Service Charge, Hire Charges, Interest and Taxes

3.1.1	To pay the Rent, Service Charge and Hire Charges at the times and in the manner specified in this Tenancy Agreement

3.1.2	If the whole or any part of the Rent, Service Charge, Hire Charges interest and other monies due under this Tenancy Agreement shall remain unpaid seven (7) days after they shall have become due (whether such Rent, or other monies shall be formally demanded or not), then to pay Interest on such Rent, Service Charge, Hire Charges and other monies, or part thereof, and such Interest shall be recoverable from the Tenant as if they were rent in arrears. Nothing in this clause shall entitle the Tenant to withhold or delay any payment of the Rent, Service Charge, Hire Charges or any other sum due under this Tenancy Agreement after the date upon which they fall due or in any way prejudice affect or derogate from the rights of the Landlord in relation to such non-payment including (but without prejudice to the generality of the above) under the proviso for re-entry contained in this Tenancy Agreement

3.1.3	It is hereby agreed that the Rent, Service Charge, Hire Charges and other sums payable by the Tenant under this Tenancy Agreement (hereinafter collectively called “the Agreed Sum”) shall, as between the Landlord and the Tenant, be exclusive of any applicable goods and services tax, imposition, duty and levy whatsoever (hereinafter collectively called “Taxes”) which may from time to time be imposed or charged before, on or after the commencement of this Tenancy Agreement (including any subsequent revisions thereto) by any government, quasi-government, statutory or tax authority (hereinafter called “the Authorities”) on or calculated by reference to the amount of the Agreed Sum (or any part thereof) and the Tenant shall pay all such Taxes or reimburse the Landlord for the payment of such Taxes, as the case may be, in such manner and within such period as to comply or enable the Landlord to comply with any applicable orders or directives of the Authorities and the relevant laws and regulations.

If the Landlord or the Tenant (or any person on their behalf) is required by law to make any deduction or withholding or to make any payment, on account of such Taxes, from or calculated by reference to the Agreed Sum (or any part thereof):

(a)	the Tenant shall pay, without requiring any notice from the Landlord all such Taxes for its own account (if the liability to pay is imposed on the Tenant), or on behalf of and in the name of the Landlord (if the liability to pay is imposed on the Landlord) on receipt of written notice from the Landlord, and without prejudice to the foregoing, if the law requires the Landlord to collect and to account for such Taxes, the Tenant shall pay such Taxes to the Landlord (which shall be in addition to the Tenant’s liability to pay the Agreed Sum) on receipt of written notice from the Landlord; and

(b)	the sum payable by the Tenant in respect of which the relevant deduction, withholding or payment is required on account of such Taxes, shall be increased to the extent necessary to ensure that after the making of the aforesaid deduction, withholding or payment, the Landlord or any person or persons to whom such sum is to be paid, receives on due date and retains (free from any liability in respect of any such deduction, withholding or Taxes) a net sum equal to what would have been received and retained had no such deduction, withholding or payment been required or made.

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Landlord	Tenant

The rights of the Landlord under this clause shall be in addition and without prejudice to any other rights or powers of the Landlord under any applicable order or directive of the Authorities or any relevant law or regulation, to recover from the Tenant the amount of such Taxes which may be or is to be paid or borne by the Landlord.

The Tenant shall indemnify and hold harmless the Landlord from any losses, damages, claims, demands, proceedings, actions, costs, expenses, interests and penalties suffered or incurred by the Landlord arising from any claim, demand, proceeding or action that may be made or instituted by the Authorities in respect of such Taxes and resulting from any failure or delay on the part of the Tenant in the payment and discharge of any such Taxes

3.2	Utilities

3.3	Property tax

Property tax imposed or levied by the relevant government authority on the Demised Premises or on the Building (or any part thereof) and as may be apportioned by the Landlord or attributable to the Demised Premises shall be paid as follows:

(a)	The Landlord shall for the duration of the Term pay property tax levied on or attributable to the Demised Premises

3.4	Deposit

3.4.1	Upon the execution of this Tenancy Agreement, the Tenant shall pay to the Landlord a deposit as set out in paragraph 5(a) of Schedule 1 (“Deposit”) and a key deposit as set out in paragraph 5(d) of Schedule 1 (“Key Deposit”).

3.4.2	The Key Deposit shall be held by the Landlord as security for the due return of all keys handed to the Tenant on or before the commencement of the Term, and the Deposit shall be held by the Landlord as security for the due performance and observance by the Tenant of all the covenants and provisions contained in this Tenancy Agreement and as security for any claim by the Landlord at any time against the Tenant in relation to any matter in connection with the Demised Premises whether the Tenancy Agreement is subsisting or not, and subject to any proper deductions to be made by the Landlord pursuant to the provisions of this Tenancy Agreement, shall be refunded to the Tenant without interest

3.4.3	If the Tenant shall commit a breach of any of the provisions of this Tenancy Agreement, the Landlord shall be entitled but not obliged to apply the Key Deposit and/or the Deposit or any part thereof in or towards payment of moneys outstanding or making good any breach by the Tenant or to deduct from the Key Deposit and/or the Deposit the loss or expense to the Landlord occasioned by such breach but without prejudice to any other remedy which the Landlord may be entitled. If any part of the Key Deposit and/or the Deposit shall be applied by the Landlord in accordance herewith, the Tenant shall on demand by the Landlord forthwith deposit with the Landlord the amount set-off by the Landlord from the Key Deposit and/or the Deposit. Provided Always that no part of the Key Deposit and/or the Deposit shall without the written consent of the Landlord be set off by the Tenant against any Rent, Service Charge, or other sums owing to the Landlord.

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Landlord	Tenant

3.5	Insurance

3.5.1	At the Tenant’s own cost and expense at all times during the Term to insure the contents of Demised Premises and the Furniture and the Appliances against loss or damage against all risks and to punctually pay all premiums for such insurance

3.5.2	On written demand at any time by the Landlord, to produce forthwith to the Landlord any policy of insurance which the Tenant is required to effect hereunder and the receipt for the last premium payable in respect of such policy.

3.6	Repair

3.6.1	At all times to repair and to keep the interior of the Demised Premises (including the interior surfaces of windows, flooring, internal plaster and other surface materials or renderings on walls and ceilings and the Landlord’s fixtures and fittings therein including but not limited to electrical installations, sanitary and water apparatus, all doors, windows, glass, locks, fastenings, air-conditioning, light fittings, all pipes, wires, mains, sewers, drains and other conducting media servicing the Demised Premises and every part thereof and all additions thereto in a clean and good state of tenantable repair and condition (fair wear and tear excepted) throughout the Term, and when called upon to do so verbally or in writing by the Landlord to clean and repaint the internal parts of the Demised Premises to the specification and satisfaction of the Landlord.

3.6.2	To keep the Landlord’s fixtures, fittings, Furniture and Appliances clean and in good repair order and preservation, and to make good to the satisfaction of the Landlord any damage or breakage caused to any part of the Demised Premises or to the Landlord’s fixtures and fittings, Furniture and Appliances therein resulting from any action or omission of the Tenant or the Occupiers, and to replace with similar articles of at least equal value all such parts thereof as may at any time be destroyed or lost or so damaged as to be incapable of complete reinstatement to their former condition and not without the prior written consent of the Landlord to remove any of the fittings or permit or suffer the same to be removed from the Demised Premises except only for the purposes of necessary repair.

3.6.3	To keep the Demised Premises free from infestation by rodents, white ants, termites, cockroaches, silverfish borers and other pests and insects and for that purpose at the Tenant’s sole cost and expense to employ pest control exterminators and maintain a regular comprehensive pest control service agreement with a reputable pest control company with inspections and treatment of such pests and vectors at such frequency as may be required by the Landlord and to produce the same to the Landlord promptly thereafter for the Landlord’s record.

3.6.4	The obligations in this clause 3.6 extend to all improvements and additions to the Demised Premises and all Landlord’s fixtures, fittings and appurtenances of whatever nature affixed or fastened to the Demised Premises.

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Landlord	Tenant

3.7	Alterations

3.7	Not without the prior written consent of the Landlord, to make any alterations or additions to or affecting the structure or exterior of the Demised Premises or the appearance of the Demised Premises as seen from the exterior.

3.8	Landlord’s right of entry, inspection and right of repair

3.8.1	To permit the Landlord and its agents, workmen and others employed by the Landlord or by other tenants or occupiers of the Development at all reasonable times and after giving the Tenant prior notice (but at anytime in any case which the Landlord considers an emergency) to enter upon the Demised Premises:

(a)	to inspect, clean, repair, remove, replace, alter or execute any works whatsoever; or

(b)	to effect or carry out any maintenance, repairs, alterations or additions, upgrading, retro-fitting or other works which the Landlord may consider necessary or desirable to any part of the Building or the Development or the water, electrical, air-conditioning and other facilities and services of the Building or the Development; or

(c)	for the purpose of exercising any of the powers and authorities of the Landlord under this Tenancy Agreement; or

(d)	to comply with an obligation of repair, maintenance or renewal affecting the Demised Premises or the Building or the Development; or

(e)	to construct, alter, maintain, repair or fix anything or additional thing serving the Building or the adjoining premises or property of the Landlord, and running through or on the Demised Premises; or

(f)	in connection with the development of the remainder of the Building or any adjoining neighbouring land or premises, including the right to build on or onto or in prolongation of any boundary wall of the Demised Premises;

without payment of compensation for any nuisance, annoyance, inconvenience or damage caused to the Tenant subject to the Landlord (or other person so entering) exercising such right in a reasonable manner and making good any damage caused to the Demised Premise without unreasonable delay.

3.8.2	If any breach of covenant, defects, disrepair, removal of fixtures or unauthorised alterations or additions shall be found upon such inspection for which the Tenant is liable then upon notice by the Landlord to the Tenant, to execute all repairs, works, replacements or removals required within such reasonable period as may be stipulated by the Landlord and to the reasonable satisfaction of the Landlord or its engineer.

3.8.3	In case of default by the Tenant, it shall be lawful for workmen or agents of the Landlord to enter into the Demised Premises and execute such repairs, works, replacements or removal!

3.8.4	To pay to the Landlord within fourteen (14) days of demand all expenses so incurred with Interest from the date of expenditure until the date they are paid by the Tenant to the Landlord (such expenses and Interest to be recoverable as if they were rent in arrears).

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Landlord	Tenant

3.9	Yielding up

3.9.1	At the expiration or earlier determination of the Term (unless renewed in accordance with the terms hereof):

(a)	to surrender to the Landlord all keys giving access to all parts of the Demised Premises irrespective of whether or not the same have been supplied by the Landlord

(b)	quietly to yield up the Demised Premises, Furniture, fixtures and fittings and Appliances repaired, cleaned, decorated and kept in accordance with the Tenant’s covenants contained in this Tenancy Agreement;

(c)	if required by the Landlord, to remove from the Demised Premises all of the fixtures and fittings installed by the Tenant;

(d)	to reinstate the Demised Premises to their original state and condition, and to the Landlord’s satisfaction, fair wear and tear excepted;

(e)	to make good to the satisfaction of the Landlord all damage to the Demised Premises and the Building and the Development resulting from the removal of the Tenant’s belongings, reinstatement or redecoration of the Demised Premises;

(f)	if at the expiration or earlier determination of the Term, the Tenant has failed to remove the fixtures and fittings, reinstate, redecorate or make good any damage to the Demised Premises in accordance with the provisions of this clause 3.9, the Landlord may effect the same at the Tenant’s cost and expense Provided that the Landlord shall carry out such works and all costs and expenses incurred by the Landlord together with the Rent, Service Charge and Hire Charges which the Landlord shall be entitled to receive had the period within which such works effected by the Landlord been added to the Term, shall be paid by the Tenant within seven (7) days of demand from the Landlord, and in this connection, a certificate of the Landlord as to the amount of cost and expenses incurred shall be conclusive and binding on the Tenan1

3.10	Use of Premises

3.10.1	The Tenant shall use the Demised Premises solely as a dormitory for the occupation of the Tenant’s employees, the name of whom shall be furnished in the prescribed format provided by the Landlord. Employees shall at all times during the Term be holders of valid work permits or employment passes or equivalent visas or permits (“Work Passes”) as may be issued by the relevant government or statutory authority under the Immigration Act and any rules and regulations made thereunder from time to time. The Tenant shall forthwith inform the Landlord should any of the Permitted Occupiers cease to be in their employ and/or have had their Work Passes revoked or cancelled.

3.10.2	Without affecting the generality of the aforesaid, the Tenant shall ensure that Permitted Occupiers do not use public transport from the Development to their place of work during the morning peak hours of 0600 to 0900 hours (not including Sundays and Public Holidays) but shall use the dedicated transport provided by the Landlord to the nearest public transport hub as directed by the authorities.

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Landlord	Tenant

3.10.3	The Tenant shall make available to the Landlord or its authorized representative or management agent, the Work Passes, passports and photographs of the Permitted Occupiers no later than ten (10) days prior to the Permitted Occupiers moving into the Demised Premises, to enable the Landlord to enroll the occupants in the Dormitory Management System to allow their access to the Development and the Demised Premises.

3.10.4	The Tenant shall also provide to the Landlord the addresses of the workplaces at which the Permitted Occupiers work at, how they commute to the workplaces and the approximate time that they are required to leave the Development (collectively referred to as “Commutation Information”) no later than 10 days prior to the commencement date of the Term. In the event of any change in the Commutation information of any Permitted Occupier, the Tenant shall provide updated Commutation Information to the Landlord not later than 7 days prior to such change.

3.10.5	The Tenant shall at all times permit and ensure that no other persons except the Permitted Occupiers occupy the Demised Premises. The Landlord may at the Tenant’s request allow the inclusion of new employees as Permitted Occupiers, provided that they hold valid Work Passes, and provided that there shall be no more than the maximum number of Permitted Occupiers (as stated in paragraph 2 of Schedule 1) in the Demised Premises throughout the Term

3.10.6	The Tenant shall ensure that the Permitted Occupiers comply with the House Rules and Regulations, a copy of which is annexed hereto as Schedule 3, and which may be amended from time to time.

3.11	Covenants affecting use of Demised Premises, Building and Development

3.11.1	Not to erect nor install in the Demised Premises any machinery which causes noise, fumes or vibration which can be heard, smelt or felt outside the Demised Premises.

3.11.2	Not to store in the Demised Premises any petrol or other specially inflammable, explosive or combustible substance.

3.11.3	Not to use the Demised Premises for any noxious, noisy or offensive trade or business nor for any illegal or immoral act or purpose.

3.11.4	Not without the Landlord’s prior written consent to hold in or on the Demised Premises any exhibition, public meeting or public entertainment.

3.11.5	Not to permit any vocal or instrumental music in the Demised Premises so that it can be heard outside the Demised Premises.

3.11.6	Not to permit livestock or animals of any kind to be kept on the Demised Premises.

3.11.7	Not to permit any alcoholic beverage to be brought into and/or consumed in the Demised Premises.

3.11.8	Not to do in or upon the Demised Premises anything which may be or may become or cause a nuisance, annoyance, disturbance, inconvenience or damage to the Landlord or its other tenants of the Building or the development or to the owners, tenants and occupiers of adjoining and neighbouring properties.

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Landlord	Tenant

3.11.9	Not to load or use the floors, walls, ceilings, or structure of the Demised Premises in any manner which will cause strain, damage or interference with the structural parts, loadbearing framework, roof, foundations, joists and external walls of the Demised Premises and without prejudice to the generality of the foregoing, not to load or permit or suffer to be loaded on any part of the floors of the Building or the Demised Premises to a weight in excess of 4 kiloNewtons per square metre (or such other weight as may be prescribed by the Landlord as being applicable to the Demised Premises) and, when required by the Landlord, to distribute the load on any part of the floor of the Demised Premises in accordance with the directions and requirements of the Landlord and in the interpretation and application of the provisions of this sub-clause, the decision of the surveyor, architect or engineer of the Landlord shall be final and binding on the Tenant

3.11.10	Not to overload the lifts, electrical installation or any of the gas, water, electricity, telephone, air-conditioning, sewage and other pipes, wires, conduits, drains, ducts, sewers, channels and shafts in, through, under or over the Demised Premises and/or the Building and/or the Development.

3.11.11	Not to do or omit to do anything which interferes with or which imposes an additional loading on any ventilation, air-conditioning or other plant or machinery serving the Building and/or the Development.

3.11.12	Not to do anything whereby any policy of insurance on including or in any way relating to the Demised Premises taken out by the Landlord may become void or voidable or whereby the rate of premium thereon or on the remainder of the Building and/or the Development may be increased (the Landlord will on request of Tenant provide relevant details of the policy to enable Tenant to comply with the provisions of this sub-clause) but to provide one or more efficient fire extinguishers of a type approved by the Landlord and to take such other precautions against fire as may be deemed necessary by the Landlord or its insurers.

3.11.13	To keep the Demised Premises and every part thereof clean and tidy, and not to hang or place clothing, washing or any article in any place except within the Demised Premises and not to install or erect any structure or any device whether of a permanent or temporary nature for hanging or drying clothes or other articles which would result in such structure or device being or protruding from the Demised Premises or from the Building.

3.11.14	To ensure that all doors of the Demised Premises are safely and properly locked and secured when the Demised Premises are not occupied.

3.11.15	Not to erect or install any television antenna on the exterior of the Demised Premises or any other part of the Building or the Development.

3.11.16	Not to throw, place or allow to fall or cause or permit to be thrown or placed in the lift shafts, water-closets or other conveniences in the Building and/or the Development, any sweepings, rubbish, waste paper or other similar substances, and the Tenant shall on demand pay to the Landlord the costs of repairing any damage to such lift shafts, water-closets or other conveniences arising therefrom.

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Landlord	Tenant

3.11.17	Not to permit or cause to be permitted the placing or parking of bicycles, motorcycles or scooters, trolleys and other wheeled vehicles and/or the stocking or storage or littering of goods or things in the common parts of the Building, the corridors, passageways, pavements and the car-parking areas and to keep all such internal and external parts of the Building clear and free of all obstruction at all times.

3.11.18	At its own cost and expense, to replace all electrical light bulbs, tubes or globes in the Demised Premises which may be damaged or fail to light.

3.11.19	The Tenant shall accept the Demised Premises together with all fixtures and fittings therein installed, and the Furniture belonging to the Landlord on an “as-is” basis and shall confirm that the same are in good condition at the time of the handing over of the Demised Premises.

3.11.20	The Tenant shall only use the Appliances as supplied by the Landlord under this Agreement and shall not bring into, nor use any other electrical appliances in the Demised Premises.

3.12	Advertisements and signs

Not without the Landlord’s prior written consent to display on the exterior of the Demised Premises or on the windows of the Demised Premises so as to be visible from the exterior of the Demised Premises any name, writing, notice, sign, illuminated sign, display of lights, placard, poster, sticker or advertisement.

3.13	Compliance with statutes etc

3.13.1	Except where such liability may be expressly within the Landlord’s covenants contained in this Tenancy Agreement, to comply in all respects with the provisions of all statutes and regulations for the time being in force and requirements of any competent authority relating to the occupation and use by the Tenant of the Demised Premises or anything done in or upon the Demised Premises by the Tenant

3.13.2	In particular but without prejudice to the generality of clause 3.13.1:

(a)	to comply with all requirements under any present or future Act of Parliament, order, by-law or regulation as to the use or occupation of or otherwise concerning the Demised Premises;

(b)	to execute with all due diligence all works to the Demised Premises for which the Tenant is liable in accordance with clauses 3.13.1 and 3.13.2 and of which the Landlord has given notice to the Tenant; and

(c)	if the Tenant shall not comply with clause 3.13.2(b) to permit the Landlord to enter the Demised Premises to carry out such works and to pay to the Landlord on demand the expense of so doing (including surveyors’ and other professional advisers’ fees) together with Interest from the date of expenditure until payment by the Tenant to the Landlord (such monies to be recoverable as if they were rent in arrears).

3.13.3	Without prejudice to the generality of the foregoing, not to bring onto or permit to be brought onto, or to employ or to permit to otherwise enter onto the Demised Premises or any part thereof, any person in contravention of the Immigration Act (Cap. 133) or any statutory modification or re-enactment thereof for the time being in force and to indemnify the Landlord against all costs, claims, liabilities, fines or expenses whatsoever which may fall upon the Landlord by reason of non-compliance of this clause.

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Landlord	Tenant

3.14	Indemnity by Tenant

To indemnify and keep indemnified the Landlord from and against

(a)	all claims, demands, writs, summonses, actions, suits, proceedings, judgments, orders, decrees, damages, costs, losses and expenses of any nature whatsoever which the Landlord or any other person may suffer or incur directly or indirectly on account of the condition of any part of the Demised Premises (including flooring, walls, ceiling, doors, windows and other fixtures) or in connection with loss of life, personal injury and/or damage to property arising from or out of any occurrences of any kind in, upon or at the Demised Premises or the use of the Demised Premises or any part thereof by the Tenant or by any of the Tenant’s employees, independent contractors, agents, visitors or any Permitted Occupier; and

(b)	all loss and damage to the Demised Premises, the Building, the Development, and to all property therein caused directly or indirectly by the Tenant or the Tenant’s employees, independent contractors, agents, visitors or any permitted occupier and in particular but without limiting the generality of the foregoing caused directly or indirectly by the use or misuse, waste or abuse of water, gas or electricity or faulty fittings or fixtures; and

(c)	all loss, damage and expenses of any kind suffered by the Landlord, whether directly or indirectly, by reason of the Tenant’s breach of any of the provisions herein

3.15	Assignment and Subletting

Not to transfer, assign, sublet, license, mortgage, encumber part with possession or in any way dispose of this Tenancy Agreement or the Demised Premises or any part thereof in any way.

3.16	Prohibition from registration of Caveats and Leases

The Tenant shall not at any time lodge any caveat in relation to the Demised Premises at the Singapore Land Authority or at any other registry in Singapore.

4.	LANDLORD’S COVENANTS

The Landlord covenants with the Tenant as follows:

4.1	Quiet enjoyment

That the Tenant paying the Rent and performing the Tenant’s covenants reserved by and contained in this Tenancy Agreement may lawfully and peaceably hold and enjoy the Demised Premises throughout the Term without any interruption by the Landlord or by any person lawfully claiming through, under or in trust for the Landlord.

4.2	Property tax

Subject to the provisions of this Agreement, to pay all present and future property taxes, rate* taxes, assessments, impositions and outgoings imposed upon or in respect of the Demised Premises or any part thereof save and except such as are agreed to be paid by the Tenant

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Landlord	Tenant

5.	LANDLORD’S EXEMPTIONS

5.1	No claim by Tenant

5.1.1	Notwithstanding anything herein contained, the Landlord shall not be liable to the Tenant nor shall the Tenant have any claim against the Landlord in respect of or arising out of:

(a)	any interruption, disruption or cessation in the Tenants enjoyment of the Premises or in any of the services mentioned in this Tenancy Agreement by reason of:

(i)	any upgrading, retrofitting, necessary repair or maintenance of the Demised Premises, Building, Development, or any installation, systems or apparatus; or

(ii)	any damage or destruction to the Demised Premises, Building, installation, systems or apparatus or any part thereof; or

(iii)	any defect or breakdown of any installation, systems or apparatus or any part thereof; or

(iv)	a strike of workmen or others or labour disputes or riot or fire or a shortage of electricity, fuel, materials, water, labour, or inevitable accident or inclement conditions or Act of God and/or other cause beyond the control of the Landlord;

(b)	any act, omission, default, misconduct or negligence of any porter, attendant or other servant or employee, independent contractor or agent of the Landlord in or about the performance or purported performance of their duties; or

(c)	any damage, injury or loss arising out of the leakage or defect of the piping and/or wiring system(s) in the Demised Premises, Building, Development and/or the structure of the Demised Premises, Building or the defective working of any of the installation, systems and apparatus in the Demised Premises, Building or Development, or for failure of the supply of electricity or other utilities to the Building or the Demised Premises; or

(d)	any damage, injury or loss caused by other tenants or persons in the Demised Premises or Building or Development.

5.1.2	The Landlord shall not be responsible to the Tenant or to the Tenant’s employees, independent contractors, agents, invitees, licensees nor to any other persons for any:

(a)	accident, happening or injury suffered in the Demised Premises; or

(b)	damage to or loss of any goods or property sustained in the Demised Premises, Building (whether or not due to the negligence or misconduct of any security guards or the failure of any security system for which the Landlord is in any way responsible); or

(c)	act, omission or negligence of any employee of the Landlord in respect of the Demised Premises or Building or Development howsoever occurring.

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Landlord	Tenant

6.	GENERAL PROVISIONS

6.1	Re-entry

6.1.1	If and whenever during the Term:

(a)	any or any part of the Rent reserved by this Tenancy Agreement and/or any part of the Deposit shall be unpaid for seven (7) days after their due date (whether or not they shall have been formally demanded); or

(b)	the Tenant shall at any time fail or neglect to perform or observe any of the covenants, conditions or agreements contained in this Tenancy Agreement to be performed or observed by the Tenant; or

(c)	any distress or execution shall be levied on the Tenant’s goods or any service of process or court notices shall be affixed onto any part of the Demised Premises; or

(d)	the Tenant, being a company, shall be unable to pay its debts, or enters into liquidation either compulsory or voluntary (except for the purpose of amalgamation or reconstruction), or passes a resolution for its winding up, or makes a proposal to its creditors for a composition in satisfaction of its debts or a scheme of arrangement, or applies to the court for the appointment of a judicial manager, or a receiver, a receiver and manager or judicial manager or interim judicial manager is appointed; or

(e)	the Tenant, being an individual, shall be unable to pay or shall have no reasonable prospect of being able to pay his debts, or a bankruptcy petition shall be presented against him, or makes a proposal to his creditors for a composition in satisfaction of his debts or a scheme of arrangement, or a receiver is appointed in respect of his property;

it shall be lawful for the Landlord or any person duly authorised by the Landlord for that purpose to re-enter the Demised Premises or any part thereof in the name of the whole at any time, and even if any previous right of re-entry has been waived, and thereupon this Tenancy Agreement shall absolutely cease and determine, but without prejudice to any rights or remedies of the Landlord in respect of any breach of any of the covenants by the Tenant contained in this Tenancy Agreement

6.1.2	Without prejudice to any other rights or remedies of the Landlord, the Tenant shall pay to the Landlord compensation for the loss of Rent suffered by the Landlord consequential upon the Landlord exercising its rights of re-entry.

6.2	Recovery of Possession by Landlord/ Re-location of Tenant

6.2.1	In the event the Landlord determines at its sole and absolute discretion that (i) the Development, the Building or any part thereof is to be renovated, retrofitted, refurbished and/or altered; or (ii) there be a change of use of the Demised Premises or that part of the Building in which the Demised Premises is situated, the Landlord shall be entitled to issue to the Tenant a written notice of the Landlord’s intention to recover possession of the Demised Premises and Terminate the Tenancy(“Notice to Recover Possession”) pursuant to this clause 6.2.1.

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Landlord	Tenant

6.2.2	Upon issue of the Notice to Recover Possession, the Landlord shall inform the Tenant whether the Landlord is able to find alternative premises in the Development (“Substitute Premises”) as the Landlord deems suitable for the Tenant, to re-locate the Tenant. If the Landlord is able to find suitable Substitute Premises, the Landlord shall issue a Letter of Offer to the Tenant for the Substitute Premises.

6.2.3	In the event the Tenant shall accept the Landlord’s offer, the Tenant shall surrender the Tenancy Agreement and shall at the same time enter into and execute a tenancy agreement with the Landlord for the Substitute Premises and the provision of maintenance and services to the Substitute Premises upon such terms and conditions as may be mutually agreed.

6.2.4	In the event (i) the Landlord is unable to offer to the Tenant suitable Substitute Premises, or (ii) the Tenant shall refuse or fail to accept the Landlord’s offer for the Substitute Premises within the period stipulated in the offer, the Tenancy Agreement shall cease and determine upon the expiry of three months from the date of the Notice to Recover Possession, but without prejudice to any right of action or other remedy which the Landlord has or otherwise could have for arrears or in respect of any antecedent breach of any of the provisions hereof.

6.3	Removal of property after determination of Term

6.3.1	If at such time as the Tenant has vacated the Demised Premises after the determination of this Tenancy Agreement, any property of the Tenant shall remain in or on the Demised Premises and the Tenant shall fail to remove the same within three (3) days after being requested by the Landlord so to do by a notice to that effect then the Tenant shall be deemed to have abandoned such property, and Landlord shall be entitled to dispose of the same at its absolute discretion, including without limitation:

6.3.1.1	as the agent of the Tenant selling such property to any party it deems fit, and applying the proceeds of sale after deducting the costs and expenses of removal, storage and sale reasonably and properly incurred by it towards discharging any sum due from the Tenant to the Landlord under the provisions of this Tenancy Agreement and shall hold the balance thereof (if any) to the order of the Tenant; or

6.3.1.2	throwing away any or all of the property without the necessity of any sale.

6.3.2	The Tenant shall indemnify the Landlord against any liability incurred by it to any third party whose property shall have been sold by the Landlord in the bona fide mistaken belief (which shall be presumed unless the contrary be proved) that such property belonged to the Tenant and was liable to be dealt with as such pursuant to this clause.

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Landlord	Tenant

6.4	Notices, consents and approvals

6.4.1	All notices, demands or other communications required or permit to be given or made hereunder shall be in writing and delivered personally or sent by prepaid post (by air-mail if to or from address outside Singapore) with recorded delivery, or by facsimile (followed by a confirmatory letter) addressed to the intended recipient thereof at its address set out below or at its facsimile number set out below (or to such other address or facsimile number any party may from time to time duly notify in writing to other). Any such notice, demand or communication shall be deemed to have been duly served (if given or made by facsimile) immediately or (if given or made by letter) 24 hours after posting or (if made or given to or from an address outside Singapore) 72 hours after posting and in proving the same it shall be sufficient to show that the envelope containing the same was duly addressed, stamped and posted. The addresses and facsimile numbers of the parties for the purposes of this Tenancy Agreement are:

Landlord:	WESTLITE JUNIPER (MANDAI) PTE LTD 11A Jalan Tukang #01-01 Singapore 619267

Tenant	As stated at paragraph 6 of Schedule 1 hereof.

6.4.2	Any consent or approval under this Tenancy Agreement shall be required to be obtained before the act or event to which it applies is carried out or done and shall be effective only when the consent or approval is given in writing.

6.5	Payments

6.5.1	The Tenant covenants to pay to the Landlord promptly as and when due without demand, deduction, set-off, or counterclaim whatsoever all sums due and payable by the Tenant to the Landlord pursuant to the provisions of this Tenancy Agreement, and covenants not to exercise or seek to exercise any right or claim to legal or equitable set-off.

6.5.2	The Tenant hereby irrevocably authorises the Landlord to apportion any payment made by the Tenant towards satisfaction of any arrears due or sums outstanding from the Tenant to the Landlord on the date of payment as the Landlord deems fit, notwithstanding any instruction or direction from the Tenant to the contrary given hereafter.

6.6	Costs and expenses and Distress Act

6.6.1	The Tenant agrees to pay the Landlord:

(a)	all costs and expenses incurred by the Landlord in connection with the preparation and completion of this Tenancy Agreement, including administrative fees, legal fees, stamp duty and all other disbursements and out-of-pocket expenses in respect thereof on a full indemnity basis;

(b)	all the Landlord’s legal costs and expenses, on a full indemnity basis, incurred in enforcing or the attempted enforcement of any provision of this Tenancy Agreement in the event of a breach by the Tenant; and

(c)	all the Landlord’s costs and expenses, including the costs of the Landlord’s architect, engineer or surveyor where applicable, incurred in connection with every application made by the Tenant for any consent or approval required under this Tenancy Agreement whether, or not such consent or approval shall be granted or given.

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Landlord	Tenant

6.6.2	For the purpose of the Distress Act (Chapter 84), all moneys payable under the Tenancy Agreement (including the Rent and any goods and services tax) and the interest payable on late payments shall be deemed to be rent recoverable in the manner provided in the said Act and the rent shall be deemed to be in arrears if not paid in advance at the times and in the manner hereinbefore provided for payment thereof. All costs and expenses (including legal fees on a solicitor and client and indemnity basis) of and incidental to any distraint shall be payable by the Tenant and in so far as those not recovered under the distraint shall be recoverable as a debt.

6.7	Untenantability

If the Demised Premises or any part thereof shall at any time be damaged or destroyed by fire so as to render the Demised Premises unfit for occupation and use (except where such damage or destruction has been caused by, or the policy or policies of insurance in relation to the Demised Premises shall have been vitiated or payment of the policy monies withheld in whole or in part in consequence of, some act or default of the Tenant, its servants, independent contractors, agents or any permitted occupier) the Rent reserved by this Tenancy Agreement or a fair and just proportion thereof according to the nature and extent of the damage sustained shall be suspended until the Demised Premises shall again be rendered fit for occupation and use, and any dispute concerning this clause shall be determined by a single arbitrator in accordance with the Arbitration Act (Cap. 10) Provided Always that if the aforesaid unfitness for occupation of the Demised Premises shall continue for a period of more than ninety (90) days, either the Landlord or the Tenant shall be at liberty by notice in writing to the other to terminate this Tenancy Agreement and upon such notice being given, this Tenancy Agreement shall terminate and the Tenant shall (if still in occupation) vacate the Demised Premises without compensation from the Landlord, but without prejudice to any right of action of the Landlord or the Tenant in respect of any antecedent breach of this Tenancy Agreement by the Tenant or the Landlord as the case may be.

6.8	No waiver

Knowledge or acquiescence by the Landlord of any breach by the Tenant of any of the covenants, conditions or obligations herein contained shall not operate or be deemed to operate as a waiver of such covenants, conditions or obligations and any consent or waiver of the Landlord shall only be effective if given in writing. No consent or waiver expressed or implied by the Landlord to or of any breach of any covenant, condition or obligation of the Tenant shall be construed as a consent or waiver to or of any other breach of the same or any other covenant, condition or obligation and shall not prejudice in any way the rights, powers and remedies of the Landlord herein contained.

6.9	No representations

The whole of the agreement between the Landlord and the Tenant shall be as set forth herein, and shall in no way be modified by any statement, discussions or agreements which may have preceded the signing of this Tenancy Agreement

6.10	Closure of the Building

The Landlord may in the case of invasion, mob, riot, public excitement or other circumstances rendering such action advisable in the Landlord’s opinion, prevent access to the Building and the Development during the continuance of the same and for so long and in such manner as the Landlord deems necessary including the closure of all doors and entrances of the Building

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Landlord	Tenant

6.11	Tenant’s Obligations to Landlord’s Successor-in-Title

The Tenant acknowledges that in the event the Landlord’s reversionary interest in the Demised Premises is sold, transferred, or assigned to any other party, the Tenant shall be bound by the terms and conditions herein vis-a-vis such other party as though such other party were a party to this Tenancy Agreement.

6.12	Holding over

If the Tenant continues to occupy the Demised Premises beyond the expiration or determination of the Term or fails to deliver vacant possession thereof to the Landlord after the expiration or determination of the Term, the Tenant shall pay to the Landlord by way of damages for such holding over double the amount of Rent for each day of the holding over. The provisions herein shall not be construed as the Landlord’s consent for the Tenant to hold over after the expiration or determination of the Term.

6.13	Interest

6.13.1	The Landlord will charge Interest for late payment of all monies due under this Agreement if the said monies remain unpaid for seven (7) days after its due date (whether formally demanded or not).

The Interest shall be calculated on a daily basis from the date the respective sums are due to the Landlord to, and inclusive of, the date of actual payment. The Landlord’s computation of Interest shall be final and conclusive. The Landlord’s entitlement to Interest under this Tenancy Agreement shall be before as well as after any judgement obtained against the Tenant.

6.14	Severance

The illegality, invalidity or unenforceability of any provision of this Tenancy Agreement under the law of any jurisdiction shall not affect its legality, validity or enforceability under the law of any other jurisdiction nor the legality, validity or enforceability of any other provision.

6.15	Governing law and submission to jurisdiction

6.15.1	This Tenancy Agreement shall be construed and governed by the laws of Singapore.

6.15.2	In relation any legal action or proceedings arising out of or in connection with this Tenancy Agreement (the “Proceedings”), the parties hereby irrevocably submit to the jurisdiction of the courts of Singapore and waive any objection to the Proceedings in any such court on the grounds of venue or on the grounds that the Proceedings have been brought in an inconvenient forum. Such submission shall not affect the right of any party to take Proceedings in any other jurisdiction nor shall the taking of Proceedings in any jurisdiction preclude any party from taking Proceedings in any other jurisdiction.

6.15.3	A person who is not a party to this Tenancy Agreement has no right under the Contracts (Rights of Third Parties) Act 2001 to enforce or enjoy the benefit of any term of this Tenancy Agreement.

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Landlord	Tenant

SCHEDULE 1

1.	THE TENANT

Name of Tenant	JENERIC OFFSHORE PTE LTD

Company/Business Registration No.:	201112113W

Registered Address:	80 WEST COAST ROAD #05-15

Singapore 126816

2.	THE DEMISED PREMISES

All that part of the premises in the units stated in the box below (“Demised Premises”) which are located at Block ____, 11A Jalan Tukang, Singapore 619267 (collectively referred to as “Building”) being part of the development currently known as WESTLITE JALAN TUKANG (“Development”).

Unit Numbers: _________________

Where the Demised Premises are located in different blocks in the Development, the term “Building” shall (where the context permits) mean any one or more or all the blocks in which such Demised Premises are located in.

Each of the dormitory units may be occupied by up to the maximum number of occupants as permitted by the relevant laws. Based on the existing relevant laws there shall not be more than six occupants in each dormitory unit, and not more than a total of 12 of occupants in the Demised Premises throughout the Term.

3.	RENT AND SERVICE CHARGE

(a)	The Tenant shall pay to the Landlord a monthly rent of $_______(“Rent”) being calculated on the basis of S$_______ per unit.

(b)	(i) The Tenant shall pay to the Landlord a monthly Service Charge of $_______ (“Service Charge”) being calculated on the basis of S$_______ per unit. (which including utilities consumed and laundry charges)

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Landlord	Tenant

(ii)	The Tenant shall pay to the Landlord in aggregate monthly hire charges of $_______ (“Hire Charges” for the hire of __ TV, __ fridges and __ washing machines.

(c)	The Rent, Service Charge and Hire Charges shall be payable monthly in advance without demand and without any deductions or withholding on the first day of each calendar month, by way of Interbank Girl to the following Bank Account:

Bank Account Name:

Bank Account No.:

Paynow ID :

Bank Particulars:

(d)	In the event that the Tenant shall fail to submit a completed GIRO form for the payment of the Rent, Service Charge and Hire Charges within 14 days from the Commencement Date, the Tenant shall pay to the Landlord an amount equivalent to two month’s Rent and Service Charge as additional security deposit.

4.	TERM AND COMMENCEMENT DATE

(a)	Commencement Date of Term

(“Commencement Date”)

(b)	Expiry Date of Term:

(“Expiry Date”)

5.	DEPOSIT

(a)	The Sum of Singapore Dollars _________________ (SGD $ ) being the equivalent of Two (2) months’ Rent and Service Charge for the Demised Premises (“the Deposit”) shall be payable upon acceptance of the Letter of Offer.

(b)	In the event that the Tenant shall fail to submit a completed GIRO form for the payment of the Rent, Service Charge and Hire Charges in accordance with the terms of this Tenancy Agreement, then the Deposit shall be increased to Singapore Dollars ________________ (SGD $ ) being the equivalent of Four (4) months’ Rent and Service Charge for the Demised Premises.

(c)	The amount equivalent to the increase in the Deposit shall be paid to the Landlord no later than two weeks after the Commencement Date. Failure to make payment of the Deposit and/or the top up of the increased Deposit shall be a fundamental breach of this Tenancy Agreement which shall entitle the Landlord to exercise their right of re-entry.

(d)	The sum of Singapore Dollars _____________ (SGD $_______) (“Key Deposit”) shall be payable upon acceptance of the Letter of Offer.

6.	ADMINISTRATIVE CHARGE

The Tenant shall pay to the Landlord a non-refundable Administrative Charge of S$ _______.

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Landlord	Tenant

7.	PLACE AND FACSIMILE NUMBER FOR NOTICE ON THE TENANT

The Tenant	NAME:	JENERIC OFFSHORE PTE LTD

	ADDRESS:	80 WEST COAST ROAD #05-15

Singapore 126816

	FAX NO.:	+6569090455

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Landlord	Tenant

SCHEDULE 2

LIST OF INVENTORY IN EACH OF THE DEMISED PREMISES

Note:

Actual Inventory of the unit would be confirmed during unit handover. A unit handover checklist with the unit inventory would be handover to the tenant.

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Landlord	Tenant

SCHEDULE 3

HOUSE RULES & REGULATIONS - TENANCY AT WESTLITE DORMITOR1

1.	ENTRY INTO WESTLITE DORMîTORY

1.1	Access into the dormitory

1.	Entry into Westlite Dormitory is by way of QR code access and it is strictly for residents and staff only.

2.	Every resident/tenant will be able to generate a dynamic QR code through their MYMA App This functionality will cease once the resident checks out of the dormitory.

3.	An admin fee of $30 + GST is payable for any replacement/transfer of worker. The respective company shall bear the cost of such replacement.

4.	New workers/residents and visitors must produce original identity cards/passports or valid work permits to exchange for a temporary QR code at the security office prior to entry into Westlite.

5.	Unauthorized possession, use, retention, alteration, destruction or transfer of the QR code to another person is STRICTLY prohibited

1.2	Restriction on Entry

1.	Anyone who is drunk, violent or act in any disorderly manner will be barred from entering Westlite Dormitory.

2.	Visitors are allowed entry into Westlite premises only between 6.00pm till 10.00pm (daily) and such visits are restricted to the canteen area only. No visitor is allowed to stay overnight at Westlite Dormitory.

3.	Workers without passes shall not be permitted to enter Westlite Dormitory at all times, for any reason whatsoever. (Any person caught trespassing without valid passes will be removed/evicted from the premises. Non-criminal violations will be dealt with by the management and the person may be subsequently barred from entering the premises. All illegal workers & those who committed criminal offence shall be referred to the police).

4.	The gates shall be closed at all times. Only upon verification or checking by the security, shall any vehicle (delivery, etc) be allowed to enter.

5.	Only vehicles issued with valid parking labels authorized by the management will be allowed to park in the parking lots provided. Visitors shall be allowed to park ONLY at designated visitor’s parking lots.

6.	Only authorized person shall be allowed at the guard post.

7.	Promotion of religious, fund raising matters/events for political course/reasons are prohibited within Westlite Dormitory’s premises or precinct.

2.	OFFENCES & PENALTIES

To ensure a safe, pleasant and harmonious living environment for all residents in Westlite Dormitory, all residents will be expected to abide by the dormitory’s in-house rules. Certain major offences are strictly prohibited and will result in immediate eviction or denial of entry. These major offences are listed below. Other offences will result in offenders being fined at least $20. The respective companies offering employment to these residents will be responsible to ensure that these rules & regulations are strictly abided by their respective workers.

2.1	Major Offences resulting in immediate eviction

1.	Rioting/Fighting

2.	Vandalism

3.	Theft

4.	Money-lending, operating tontine

5.	Possession, peddling, trafficking and consumption of illegal drugs, banned substances and duty-free goods.

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Landlord	Tenant

6.	Possession, storage or use of dangerous weapons, corrosive and explosive materials.

7.	Possession of, storage or sale of stolen property

8.	Aiding and abetting unauthorized persons to enter into Westlite Dormitory.

9.	Illegal entry/exit from other areas other than the turn-tiles.

10.	Abetting prostitution

11	Any criminal offences (All criminal offenders will be handed over to the authorities/police).

2.2	Other offences punishable by fines of at least $20

1.	Possession or consumption of intoxicating drinks inside dormitory.

2.	Misuse of access pass or abetting trespass of unauthorized persons.

3.	Littering in any manner within dormitory.

4.	Abusing or obstructing security guards

5.	Distributing duty unpaid cigarettes, VCDs, phone-cards or other provision items.

6.	Urinating in public place

7.	Creating public nuisance or engaging in activities outside the unit between10.30 pm and 7 am.

8.	Illegal entry/exit from other areas other than the turn-stiles.

9.	Tampering with fire-call points or fire fighting equipment

3.	OTHERS

1.	Bicycles are NOT allowed within the premises of the unit at all times. However, bicycle parking lots are available. The parking fee for the bicycles is at S$ 6.00 per bicycle per month. Owners of bicycles parking at Westlite Dormitory MUST tender proof /receipt of ownership and MUST register with Westlite Dormitory management.

2.	Interior of unit must be kept clean at all times. Inspections will be carried out from time to time and tenant will be advised to clean the unit and attend to shortcomings detected. If the unit is not cleaned or shortcomings are not rectified within 2 days of notice being given, management will proceed to rectify and bill the company accordingly.

3.	Upon vacation of unit, the interior shall be cleaned and restored to its original condition before the expiry date of tenancy. If cleaning, washing or painting needs to be done, tenant shall do so to the satisfaction of the landlord. If restoration is not to the landlord’s satisfaction, our management will proceed to rectify and bill tenant an amount of not less than $350. Tenant must engage a professional pest controller to fumigate the vacated unit before it is returned to the management. Alternatively, Centurion management will undertake to engage a pest controller for a flat fee of between $200 and $350 for cockroach and bed bug infestation respectively.

4.	Any objects/items, etc found left unattended along common passage way and within the vicinity of the common corridors of the dormitory will be removed immediately without prior notification to the owners and disposed of appropriately.

5.	All residents must comply with public health requirements of public health authorities or competent authorities, depending on prevailing health advisories. Failure to comply may result in action being taken by authorities. Sick residents must inform management office and they will be isolated in the sick bay. Charges will be billed accordingly.

6.	Residents are not allow to hang wet laundry within the sleeping area.

7.	Our management will be responsible for any repairs to the fitting/fixtures in any newly tenanted unit for a period of 3 months from the time of start of tenancy. Thereafter, tenants shall be responsible for any repairs to fixtures/fittings.

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Landlord	Tenant

IN WITNESS WHEREOF the parties hereto have executed this Tenancy Agreement on the date stated above

Signed by	)
Name:	)
NRIC:	)
for and on behalf of	)
WESTLITE JUNIPER (MANDAI) PTE LTD	)

in the presence of :

____________________

Signature of Witness

Name:

Signed by	)
Name:	)
NRIC:	)
for and on behalf of	)
JENERIC OFFSHORE PTE LTD	)

in the presence of :

__________________

Signature of Witness

Name: